Exhibit 5.1

Durham Jones & Pinegar, P.C. 111 East Broadway, Suite 900 P O Box 4050 Salt Lake City, Utah 84110 801.415.3000 801.415.3500 Fax www.djplaw.com

November 13, 2013

Board of Directors

BOSTON INVESTMENT & DEVELOPMENT CORP.

Boston Investment and Development Corp.

675 VFW Parkway suite 189

Chestnut Hill, MA 02467

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Boston Investment and Development Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 of the Company (as amended, the “Registration Statement”), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 10, 2013, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 622,000 shares of the Company’s common stock (the “Shares”) to be sold by selling stockholders identified in the Registration Statement.

We have examined the Company's Articles of Incorporation, as amended to date, and the Company's Bylaws, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such certified or photostatic copies, and (iv) the legal competence of all persons who signed such documents.

We are opining herein as to the effect on the subject transaction only of the Nevada Revised Statutes, Chapter 78 Private Corporations, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other state, federal, or foreign laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon the foregoing, it is our opinion that the shares of common stock to be sold by the selling stockholders are legally issued, fully paid, and non-assessable.

It is our understanding that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act (“Item 601”), and no opinion is expressed herein as to any matter pertaining to the contents of the

BOSTON INVESTMENT & DEVELOPMENT CORP.

Board of Directors

November 13, 2013

Registration Statement or related Prospectus, other than as expressly stated herein. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601, and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/Durham Jones & Pinegar, P.C.

Durham Jones & Pinegar, P.C.